                                                           UNITED STATES
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                                      FORM 11-K

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal period ended December 31, 2003

                                       OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from _____________to_____________

Commission file number: 1-11605

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                     Disney Salaried Savings and Investment Plan

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                               The Walt Disney Company
                               500 South Buena Vista Street, Burbank, California 91521
                                                    (818) 560-1000

                                               The Walt Disney Company

                                                  Index to Exhibits

Exhibit Number      Description
--------------      ---------------------------------------------------------------------------------------

 99.1               Financial statements for the Disney Salaried Savings and Investment Plan for the fiscal year ended December 31, 2002

 99.2               Consent of Independent Auditors

                                                      SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                                    Disney Salaried Savings and Investment Plan
                                                    ------------------------------
                                                           (Name of Plan)

                                               By:  /s/ Thomas O. Staggs
                                                    ------------------------------
                                                    (Thomas O. Staggs, Senior
                                                     Executive Vice President and Chief Financial Officer,
                                                     The Walt Disney Company)

June 28, 2003
Burbank, California